Exhibit 99.2

SHARE PURCHASE AGREEMENT

dated as of

June 9, 2015

Between

GSR VENTURES III, L.P.

CEYUAN VENTURES II, L.P.

CEYUAN VENTURES ADVISORS FUND II, LLC

MR. ALAN QUJI GUO

MR. LIANG ZHANG

MR. XIN (KEVIN) WEN

WINCORE HOLDINGS LIMITED

CLINET INVESTMENTS LIMITED

VITZ HOLDINGS LIMITED

and

ZHEJIANG AOKANG SHOES CO., LTD.

relating to the purchase and sale

of

ordinary shares and American Depositary Shares

of

LIGHTINTHEBOX HOLDING CO., LTD.

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (this “Agreement”) dated as of June 9, 2015 by and among (i) ZheJiang AoKang Shoes Co., Ltd., a company incorporated under the laws of the PRC (“Investor”), (ii) GSR Ventures III, L.P., a limited partnership incorporated under the laws of the Cayman Islands (“GSR Ventures”), (iii) Ceyuan Ventures II, L.P., a limited partnership incorporated under the laws of the Cayman Islands, and Ceyuan Ventures Advisors Fund II, LLC, a company incorporated under the laws of the Cayman Islands (collectively, the “Ceyuan Entities”), (iv) Mr. Alan Quji Guo, a PRC national (“Mr. Guo”), Mr. Liang Zhang, a PRC national (“Mr. Zhang”) and Xin (Kevin) Wen, a PRC national (“Mr. Wen”, together with Mr. Guo and Mr. Zhang, the “Founder Shareholders”), and (v) Wincore Holdings Limited, Clinet Investments Limited and Vitz Holdings Limited, each of which is a company incorporated under the laws of the British Virgin Islands and wholly owned by Mr. Guo, Mr. Zhang and Mr. Wen, respectively (collectively, the “Founder SPVs”). Each of GSR Ventures, Ceyuan Entities and the Founder SPVs is referred to herein as a “Seller”, and collectively, “Sellers”. Each of Investor and Sellers is referred to herein as a “Party”, and collectively, the “Parties”.

W I T N E S S E T H:

WHEREAS, each Seller holds and beneficially owns the number and type of Securities (as defined below) as set forth opposite such Seller’s name in Schedule A under the heading “Current Ownership”;

WHEREAS, each Seller desires to sell to Buyer (as defined below), and Buyer desires to purchase from each Seller, on the terms and subject to the conditions set forth herein, such number and type of Subject Securities (as defined below) as set forth opposite such Seller’s name in Schedule A under the heading “Purchased Securities”, pursuant to an exemption from registration requirement of the 1933 Act;

WHEREAS, upon consummation of the transactions contemplated by this Agreement, Buyer shall be the holder and beneficial owner of the Subject Securities; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements, and to prescribe certain conditions, with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“ADS” or “American Depositary Shares” means the rights and interests in the securities deposited with the Depositary under the Deposit Agreement granted to the holders and beneficial owners of such securities, pursuant to the terms and conditions of the Deposit Agreement. As of the date of this Agreement, each ADS represents the right to receive two (2) Shares of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Company nor any Subsidiary shall be considered an Affiliate of any Seller. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. With respect to any natural Person, each of the following Persons is such Person’s Affiliate for purposes of this Agreement: (i) spouse, (ii) parents, and (iii) children.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Associate” means, with respect to any Person, (i) any company or organization (other than the Company or its Subsidiaries) of which such Person is, directly or indirectly, the record or beneficial owner of at least 10% or more of the outstanding equity securities of such corporation or organization, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, or (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Company or its Subsidiaries.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, the PRC, the British Virgin Islands, the Cayman Islands and Hong Kong are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“Company Board” means the board of directors of the Company.

“Company” means LightInTheBox Holding Co., Ltd., a company incorporated under the laws of the Cayman Islands.

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, commitment, arrangement or understanding.

“Deposit Agreement” means the deposit agreement dated as of June 5, 2013 by and among the Company, the Depositary and all holders and beneficial owners of the American Depositary Shares, as may be amended from time to time.

“Depositary” means The Bank of New York Mellon, acting in its capacity as depositary under the Deposit Agreement, and any successor depositary.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hong Kong” means the Hong Kong Special Administrative Region.

“Indemnity Pro Rata Portion” means, in respect of any indemnity payable by a Seller, under Section 9.02, the proportion that the Purchase Price paid or payable to such Seller, bears to the total amount of Purchase Price paid or payable to all Sellers at the time of determination.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, deed of trust, title retention or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Laws, any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favour of any Person or other adverse claim of any kind in respect of such property or asset other than those deemed to be created by this Agreement (in the nature of all legal and contractual restrictions and requirements and monetary and non-monetary liens and encumbrances). For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any effect or change that would be (or could reasonably be expected to be) materially adverse to (a) the business, operations, properties, assets or conditions (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, that would cause a reduction or increase of at least US$20.0 million in the total net profits or net losses of the Company for 2014, as the case may be, or a reduction of at least US$20.0 million in the total net assets of the Company, including, in each case, any such effect resulting from or arising out of or in connection with economic, industry or market events, occurrences, developments, circumstances or conditions (including any changes in financial, commodities, Securities or banking markets), whether general or regional in nature or limited to any area in which the Company and the Subsidiary but only if such events, occurrences, developments, circumstances, conditions or changes have had a material adverse effect on the Company and the Subsidiaries that is greater than other companies in the same line of business; and (b) the ability of Sellers and Founder Shareholders to consummate the transactions contemplated under this Agreement.

“MOFCOM” means the Ministry of Commerce of the PRC and/or its local counterparts, as the case may be.

“NDRC” means the National Development and Reform Commission of the PRC and/or its local counterparts, as the case may be.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“PRC” means People’s Republic of China, excluding Hong Kong, the Macau Special Administrative Region and the island of Taiwan.

“Proceeding” means any legal, administrative, arbitral or other claims, suits, actions or proceedings or governmental or regulatory investigations.

“SAFE” means the State Administration of Foreign Exchange of the PRC and/or its local counterparts, as the case may be.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means any Shares or any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company.

“Shares” means ordinary shares of the Company of par value US$0.000067 per share.

“Shareholders Agreement” means the second amended and restated shareholders agreement dated as of 28 September 2010 by and among the Company, the Sellers, the Founder Shareholders and other parties thereto.

“Subject ADS” means the ADS to be sold by Sellers to Buyer (number of which shall be set forth opposite their respective names in Schedule A under the heading of “Purchase Securities”) under this Agreement, each representing two Ordinary Shares.

“Subject Ordinary Shares” means the Shares to be sold by Sellers to Buyer (number of which shall be set forth opposite their respective names in Schedule A under the heading of “Purchase Securities”) under this Agreement.

“Subject Securities” means, collectively, the Subject ADS and the Subject Ordinary Shares.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company, and includes each of the VIE Entities.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“VIE Entities” means each of (i) Shenzhen Lanting Huitong Technologies Co., Ltd. (“Lanting Huitong”), a company incorporated under the laws of the PRC, (ii) Beijing Lanting Gaochuang Technologies Co., Ltd., a company incorporated under the laws of the PRC and (iii) Shanghai Ouku Network Technologies Co., Ltd., a company incorporated under the laws of the PRC that is wholly owned by Lanting Huitong.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. References to “$”, “U.S. Dollars”, “US dollars”, “USD” or “dollars” are to the currency of the United States of America.

ARTICLE 2

PURCHASE AND SALE

Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, each Seller, severally and not jointly, agrees to sell to Investor or any Person designated by Investor (collectively, “Buyer”), and Buyer agrees to purchase from each Seller, free and clear of any Liens, the number and type of Subject Securities set forth opposite their respective names in Schedule A under the heading of “Purchase Securities” at the Closing (with all ancillary rights pertaining thereto, including accrued and unpaid dividends thereon).

(a) The purchase price for each Subject ADS shall be US$6.30. The purchase price for each Subject Ordinary Share shall be US$3.15. The aggregate purchase price payable to each Seller (with respect to such Seller, its “Purchase Price”) shall be equal to the amount set forth opposite such Seller’s name under the heading “Purchase Price” in Schedule A and paid in the manner described in Section 2.02. Notwithstanding anything to the contrary in the foregoing, any Seller is entitled to request Buyer to pay the Purchase Price set forth opposite such Seller’s name under the heading “Purchase Price” in Schedule A in the equivalent amount of Hong Kong dollars at the applicable rates of exchange prevailing on the Closing Date or otherwise as agreed by such Seller and Investor in good faith, provided that the Seller so requests shall bear all the bank charges or other charges (if any) in connection to or arising from the conversion of the relevant Purchase Price from US dollar amount to Hong Kong dollar amount. Notwithstanding anything to the contrary in the foregoing, the Purchase Price shall be deemed to be paid in US dollars for all the purposes under this Agreement.

Section 2.02. Closing. The closing (the “Closing”) of the purchase and sale of the Subject Securities hereunder shall take place at the offices of Kirkland & Ellis, 26/F, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, on a date as agreed among the Parties, but in any event no later than forty-five (45) days from the date hereof (the “Long Stop Date”), subject to the satisfaction, or, to the extent permissible, waiver by the Party or Parties entitled to the benefit, of each condition set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction, or, to the extent permissible, waiver by the Party or Parties entitled to the benefit, of those conditions at the Closing), or at such other time or place as the Parties may agree.

Section 2.03 Closing Deliveries Caused to Be Delivered by Sellers. At the Closing, Sellers shall cause the Company to deliver to Buyer:

(a) an extract of the register of members of the Company, dated as of the Closing Date and duly certified by the registered agent of the Company, evidencing the ownership by Buyer of all of the Subject Ordinary Shares;

(b) in the case of certificated ADS, a certificate or certificates representing the Subject ADS, duly stamped as may be required by the laws of the State of New York and of the United States of America or in the case of uncertificated ADS, a proper instruction (including instructions through Direct Registration System and Profile Modification System as provided in Section 2.10 of the Deposit Agreement) as the Depositary or broker customarily utilizes in the case of a book-entry transfer of the Subject ADS to the brokerage account of Buyer;

(c) duly executed resignation and release letters, dated as of the Closing Date and substantially in the form attached hereto as Exhibit A, of each of the two (2) directors of the Company that are listed on Schedule B (the “Outgoing Directors”), evidencing their resignation as members of the Company Board (and as officer, director, supervisor and/or observer of the Company or all other Subsidiaries of the Company if such Outgoing Director also serves any such position);

(d) a copy of the register of directors of the Company, dated as of the Closing Date and duly certified by the registered office provider of the Company, evidencing the Company Board being composed of eight (8) directors, the resignation of each of the Outgoing Directors as directors of the Company and the appointment of the two (2) individuals set forth on Schedule C (the “Buyer Directors”) as directors of the Company; and

(e) a certified copy of the resolutions passed by the Company Board recognizing the removal of the Outgoing Directors and the appointment of the Buyer Directors; in each case, effective as of the Closing Date.

Section 2.04 Closing Deliveries by Sellers. At the Closing:

(a) where required by such Seller’s chartered documents, each Seller that is not a natural person shall deliver to Buyer a certified copy of the resolutions passed by its board of directors and/or its shareholders (in form and substance reasonably satisfactory to Buyer), in connection with entry into this Agreement and consummation of the transactions contemplated hereby;

(b) if not previously provided, each Seller shall deliver to Buyer an instrument of transfer executed by such Seller with respect to the Subject Ordinary Shares to be transferred by such Seller to Buyer in the form attached as Exhibit B to this Agreement; and

(c) certificates (dated at the Closing Date and in form and substance satisfactory to Buyer) executed by each Seller (or any authorised officer thereof, as applicable) certifying as to the fulfilment of the conditions specified in Section 8.01(a) and Section 8.02

Section 2.05 Closing Deliveries by Buyer. At the Closing:

(a) Buyer shall deliver, or cause to be delivered, to each Seller for the Subject Securities of such Seller an amount equal to such Seller’s Purchase Price, in immediately available funds by wire transfer to an account to be designated by such Seller in a notice to Buyer, which notice shall be delivered not later than five (5) Business Days prior to the Closing Date;

(b) Buyer shall deliver to the Company written consents by each of the Buyer Directors to act as a director of the Company;

(c) a joinder agreement executed by Buyer to the effect that Buyer becomes a party to the Shareholders Agreement as an “Investor” subject to the terms and conditions of the Shareholders Agreement; and

(d) certificates (dated at the Closing Date and in form and substance satisfactory to Sellers) executed by Buyer’s authorised officer certifying as to the fulfilment of the conditions specified in Section 8.01 and Section 8.03.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants, severally and not jointly, to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01. Existence and Authorization. Such Seller is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of such Seller and have been duly authorized by all necessary corporate action on the part of such Seller. This Agreement constitutes a valid and binding agreement of such Seller enforceable against it in accordance with the terms of this Agreement, subject to the bankruptcy and equity exception.

Section 3.02. No Conflicts. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby will not (a) result in a violation of its constitutional documents including the memorandum and articles of association of such Seller, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which such Seller is a party, or (c) result in a violation of any Applicable Law with respect to such Seller or by which any property or asset of such Seller is bound or affected.

Section 3.03. Consent. In connection with the entering into and performance of this Agreement, subject to the accuracy of the warranties of Buyer in Section 5.03 and the covenants in Section 6.02, such Seller is not required to obtain any consent, authorization or order of, or make any filing or registration with, (a) any Governmental Authority in order for it to execute, deliver or perform any of its obligations under or contemplated hereby or thereby or (b) any third party pursuant to any agreement, indenture or instrument to which such Seller is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained, and except for such consents, authorizations, orders, filings or registrations that, if not obtained or made, would not result in a Material Adverse Effect.

Section 3.04. Ownership & Delivery of Securities. Such Seller is the holder and beneficial owner of the number and type of the Subject Securities as set forth opposite its name in Schedule A under the heading “Purchased Securities”, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Subject Securities). Such Seller has good and valid title to the Subject Securities to be sold by it hereunder. Other than this Agreement and the Deposit Agreement, there are no outstanding rights, options, subscriptions or other agreements or commitments (oral or written) by which such Seller is bound relating to its sale or transfer of the Subject Securities to be sold by it hereunder, and, other than this Agreement, the Subject Securities to be sold by it hereunder are not subject to any other purchase agreement, buy/sell agreement, proxy, voting agreement, voting trust agreement, right of first refusal, redemption or any other similar agreement or lock-up or other restriction on their transfer or sale or on the ability of Buyer to sell or transfer such Subject Securities. Delivery to Buyer of the Subject Securities to be sold by such Seller hereunder will (i) transfer and deliver to Buyer at the Closing valid and good title to such Subject Securities (and/or any Shares issued upon conversion of the Subject ADS, if applicable) free and clear of any Lien and any such limitation or restriction and (ii) convey, free and clear of any Lien, any and all rights and benefits incident to the ownership of such Subject Securities.

Section 3.05 Seller Status. Each Seller is a sophisticated investor with sufficient investment or financial knowledge and experience as well as knowledge in the Company, which enable it to properly evaluate the risks and merits of its participation in the transaction contemplated hereunder and protect its own interest in connection therewith. Each Seller has made a determination based on its own independent review and such professional advice as she deems appropriate that (i) its consideration of the sale of the Subject Securities to Buyer in the transaction contemplated hereunder is fully consistent with its financial needs, objectives and condition, and (ii) the terms of the transaction contemplated hereunder have been agreed through arm’s-length negotiation and are fair to such Seller.

Section 3.06 Accredited Investor Status. Each Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the 1933 Act.

Section 3.07 Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self-regulatory organization or body pending or, to the knowledge of such Seller, threatened against or affecting such Seller that could reasonably be expected to have a Material Adverse Effect.

Section 3.08 No Brokers. Such Seller has not taken any action that would give rise to any claim by any person other than China Renaissance Securities (Hong Kong) Limited for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

Section 3.09 No General Solicitation. Such Seller did not offer or sell the Subject Securities to be sold by it hereunder by any form of general solicitation or general advertising.

Section 3.10 No Buyer Obligations. Sellers and Founder Shareholders hereby acknowledge and agree that (a) Buyer is not and shall not be construed as a fiduciary for Sellers or Founder Shareholders in connection with the transaction contemplated hereunder; (b) except as set forth in this Agreement, Buyer has not made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the transaction contemplated hereunder; (c) Buyer will have no responsibility with respect to any representations, warranties or agreements made by any other person or entity; and (d) Buyer shall have no liability or obligation (i) with respect to the accuracy or completeness, as of any date, of any information provided to, or any omission to provide information to, Sellers or Founder Shareholders by any third party other than Buyer, its affiliates and its representatives, or (ii) with respect to any valuation or other materials that may have been provided or made available to Seller in connection with the transaction contemplated hereunder that were prepared by a third party other than Buyer, its affiliates and its representatives.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF FOUNDER SHAREHOLDERS

Each Founder Shareholder represents and warrants, severally and not jointly, to Buyer as of the date hereof and as of the Closing Date that:

Section 4.01. Legal Capacity and Binding Agreement. Such Founder Shareholder is of sound mind, has the legal capacity to enter into this Agreement, has entered into or will enter into this Agreement on his own will, and understands the nature of the obligations to be assumed by him under this Agreement. This Agreement constitutes a valid and binding agreement of such Founder Shareholder enforceable against him in accordance with the terms of this Agreement.

Section 4.02. No Conflicts. The execution, delivery and performance by such Founder Shareholder of this Agreement and the consummation by such Founder Shareholder of the transactions contemplated hereby will not (a) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which such Founder Shareholder is a party or (b) result in a violation of any Applicable Law with respect to such Founder Shareholder or by which any property or asset of such Founder Shareholder is bound or affected.

Section 4.03. Consent. In connection with the entering into and performance of this Agreement, subject to the accuracy of the warranties of Buyer in Section 5.03 and the covenants in Section 6.02, such Founder Shareholder is not required to obtain any consent, authorization or order of , (a) any Governmental Authority in order for it to execute, deliver or perform any of its obligations under or contemplated hereby or thereby or (b) any third party pursuant to any agreement, indenture or instrument to which such Founder Shareholder is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained, and except for such consents, authorizations, orders, filings or registrations that, if not obtained or made, would not result in a Material Adverse Effect.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each of the Sellers and the Founder Shareholders as of the date hereof and as of the Closing Date that:

Section 5.01. Corporate Existence and Authorization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer, subject to the Bankruptcy and Equity Exception.

Section 5.02. No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not (a) result in a violation of its constitutional documents including the memorandum and articles of association of Buyer, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which Buyer is a party, or (c) result in a violation of any Applicable Law with respect to Buyer or by which any property or asset of Buyer is bound or affected.

Section 5.03. Consent. In connection with the entering into and performance of this Agreement, subject to the accuracy of the warranties of Sellers in Section 3.03 and the warranties of the Founder Shareholders in Section 4.03, Buyer is not required to obtain any consent, authorization or order of, or make any filing or registration with, (a) any Governmental Authority in order for it to execute, deliver or perform any of its obligations under or contemplated hereby or thereby or (b) any third party pursuant to any agreement, indenture or instrument to which Buyer is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained, and except for such consents, authorizations, orders, filings or registrations that, if not obtained or made, would not result in a material adverse effect.

Section 5.04. Status. It is either (a) not a U.S. Person (as defined in Rule 902 of Regulation S) or (b) an “accredited investor” within the meaning in Rule 501 of Regulation D. Buyer has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the transactions contemplated hereunder and can bear the economic risk of its investment in the Subject Securities. Buyer has such knowledge and experience in financial and business matters as to enable it to make an informed decision with respect to the purchase of the Subject Securities. Buyer is a sophisticated investor and has independently evaluated the merits of its decision to purchase the Subject Securities.

Section 5.05. Investment Intent. Buyer is acquiring the Subject Securities for investment for its own account and not with a view toward any resale or distribution thereof except in compliance with the 1933 Act. Buyer does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any person with respect to the Subject Securities.

Section 5.06. Brokers and Finders. Buyer is not a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon Buyer for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated hereby.

Section 5.07. Availability of Funds. Buyer has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay all amounts required to be paid by Buyer pursuant to Section 2.05 of this Agreement.

ARTICLE 6

COVENANTS OF SELLERS

Section 6.01. Company Board. The Sellers shall, subject to Applicable Law and the memorandum and articles of association of the Company, take all reasonably necessary or desirable actions as may be required under Applicable Law to cause the Outgoing Directors to resign from the Company Board and the Buyer Directors to be appointed to the Board at the Closing.

Section 6.02 Taxes; Registrations.

(a) Each of the Sellers agrees that it shall be responsible for (and shall indemnify Indemnified Parties against all Losses relating to) the Taxes applicable to such Seller in any jurisdiction arising from the transactions contemplated by this Agreement.

(b) The provisions of this Section 6.02 shall survive the Closing of this Agreement.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.01. Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement (including the satisfaction, but not the waiver, of the conditions set forth in Article 8).

Section 7.02 Confidentiality.

(a) Subject to the exceptions set forth in this Section 7.02, each Party acknowledges and agrees that the following are confidential (“Confidential Information”): this Agreement, the transactions contemplated herein, information regarding this Agreement, information regarding Sellers, the Founder Shareholders, Buyer and their respective Affiliates, and information, materials and documents obtained pursuant to this Agreement, with the exception that any of the foregoing which (i) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement or other obligation of confidentiality, (ii) was available on a nonconfidential basis prior to its disclosure pursuant to this Agreement or the transactions contemplated hereunder, or (iii) becomes available on a nonconfidential basis from a Person who is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

(b) No disclosure of the Confidential Information is permitted except (i) to employees and/or business, legal or financial advisors of a Seller or Buyer as necessary to the performance of its obligations in connection herewith and with this Agreement so long as such Persons agree to maintain the confidentiality of the Confidential Information so disclosed, (ii) as the Parties may mutually agree in writing (including the language on any disclosure), (iii) to any Governmental Authority to the extent reasonably required for the purposes of the Tax affairs of the party, (iv) to the extent advised by competent legal counsel that such disclosure is required by Applicable Law (including but not limited to the rules or requirements of any stock exchange) or Governmental Authority, in which case the Parties shall, to the extent allowed under the circumstances, in good faith attempt to agree on the content of the disclosure, (v) that Sellers, the Founder Shareholders and/or Buyer may be required to file with the SEC such schedules and forms as may be required under Section 13(d) of the 1934 Act or any other Applicable Law, as applicable, which may need to contain as an exhibit thereto a copy of this Agreement, and nothing contained in this Section 7.02 is intended to limit or restrict such ability to file such schedules and forms or any amendments thereto, and (vi) Buyer may disclose the existence and terms of this Agreement to any existing or potential seller of any Securities for the purpose of acquiring such Securities only and so long as such Persons agree to maintain the confidentiality of the Confidential Information so disclosed. The covenants set forth in this Section 7.02 will survive any termination of this Agreement.

Section 7.03 Notices of Certain Events. Buyer shall promptly notify Sellers of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of Buyer, threatened against, relating to or involving or otherwise affecting Buyer that, if pending on the date of this Agreement, would or could reasonably be expected to hinder, prevent or delay the consummation of the transactions contemplated hereunder;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the condition set forth in Section 8.03(a) not to be satisfied; and

(e) any failure by Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause the condition set forth in Section 8.03(a) not to be satisfied;

provided, however, that the delivery of any notice pursuant to this Section 7.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 7.04 Lock-up. Each of Sellers and Buyer shall not, directly or indirectly, transfer any portion or interest of the Securities held by such person as of the Closing Date, without the prior written consent of the Company, for a period of one hundred and eighty (180) days following the Closing Date.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.01. Conditions to Obligations of Each Party. The obligations of each Party to consummate the Closing are subject to the satisfaction of the following conditions:

(a) no provision of any Applicable Law or Judgment entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, suspends, prohibits or materially alters the terms of the transactions contemplated by this Agreement, nor any Proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to suspend, prohibit, alter, prevent or delay the Closing, shall have been instituted or being pending before any Governmental Authority; and

(b) the approvals of NDRC, MOFCOM and SAFE, to the extent required with respect to the overseas investment by Investor in connection with the consummation of the transactions contemplated under this Agreement shall have been obtained.

Section 8.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)(i) Each Seller shall have performed in all material respects all of its covenants, agreements and obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Sellers and the Founder Shareholders contained in this Agreement and in any certificate or other writing delivered by Sellers pursuant hereto (A) that are qualified by materiality or any similar qualification or standard shall be true at and as of the Closing Date as if made at and as of such date and (B) that are not qualified by materiality or any similar qualification or standard shall be true in all material respects at and as of the Closing Date as if made at and as of such time, and (iii) Buyer shall have received a certificate signed by each of Sellers and the Founder Shareholders, as applicable, to the foregoing effect;

(b) Sellers shall have procured that the Outgoing Directors be resigned and the Buyer Directors be appointed through board resolutions to the Board effective as of the Closing;

(c) There shall not have occurred any Material Adverse Effect or any event that would result in a Material Adverse Effect; and

(d) Each of GSR Ventures and Ceyuan Entities shall have given written notice to the Company, pursuant to section 12.3 of the Shareholders Agreement, stating the name and address of Buyer and identifying the Subject Ordinary Shares as to which the rights of such Seller (including registration rights) under the Shareholders Agreement are being assigned to Buyer.

Section 8.03. Conditions to Obligation of Sellers and the Founder Shareholders. The obligation of each of Sellers and the Founder Shareholders to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)(i) Buyer shall have performed in all material respects all of its covenants, agreements and obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto (A) that are qualified by materiality or any similar qualification or standard shall be true at and as of the Closing Date as if made at and as of such date and (B) that are not qualified by materiality or any similar qualification or standard shall be true in all material respects at and as of the Closing Date as if made at and as of such time, (iii) Sellers shall have received a certificate signed by Buyer to the foregoing effect.

ARTICLE 9

INDEMNIFICATION AND GUARANTEE

Section 9.01. Guarantee. In consideration of Buyer entering into, or agreeing to enter into, this Agreements, each Founder Shareholder, severally and not jointly, hereby irrevocably and unconditionally guarantees to Buyer, until the date that is twelve (12) months following the Closing Date, as if he were the principal obligor and not merely as surety, the due and punctual performance and observance by the Founder SPV beneficially owned by him of all its obligations, commitments, undertakings, warranties, indemnities and covenants under or pursuant to this Agreements (collectively, the “Obligations”) and agrees to fully and unconditionally indemnify Buyer, against all Damages suffered by the Buyer Indemnitees as a result of any breach by such Founder SPV of the Obligations.

Section 9.02 Indemnification by Sellers. Sellers shall, severally as to each Seller’s Indemnity Pro Rata Portion of a Loss and not jointly, indemnify Buyer and each of its and its affiliates’ directors, officers, employees, shareholders, owners, representatives, agents and advisors (collectively, the “Indemnified Parties”) and save and hold each of them harmless against any direct losses (the “Losses”) suffered, incurred or paid by the Indemnified Parties (including reasonable legal fees), arising from, as a result of or in connection with: (i) any failure of any representation or warranty made by Seller or Founder Shareholders in Articles 3 or 4 (as applicable) to be true and correct in all respects as of the date hereof and as of the Closing Date; (ii) any breach of any covenant or agreement by Sellers or Founder Shareholders contained in this Agreement (as applicable); or (iii) any other claims or actions with respect to Sellers’ ownership of the shares of Ordinary Shares and ADS held of record by Sellers as of the date hereof (including the Subject Securities).

Section 9.03 Limitations. Other than with respect to fraud, in no event shall any Seller be liable for or have an obligation to indemnify or hold harmless any Indemnified Parties pursuant to this Article 9 for Losses in excess of the Purchase Price paid or payable to such Seller pursuant to this Agreement.

ARTICLE 10

TERMINATION

Section 10.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Sellers and Buyer;

(b) by written notice from any of Sellers or Buyer to the other Parties, if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited;

(c) by Buyer on or after the Long Stop Date, if the Closing shall not have occurred by the close of business on such date, provided that the right to terminate this Agreement pursuant to this Section 10.01(c) shall not be available to Buyer if its failure to perform any of its obligations under this Agreement shall have resulted in the failure of the Closing to be consummated by such date; or

(d) by Sellers, acting jointly, on or after the Long Stop Date, if the Closing shall not have occurred by the close of business on such date, provided that the right to terminate this Agreement pursuant to this Section 10.01(d) shall not be available to Sellers if the failure of any Seller to perform its obligations under this Agreement shall have resulted in the failure of the Closing to be consummated by such date.

Section 10.02. Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, this Agreement shall cease to have any further effect, except that provisions of Section 7.02 and Article 11 shall survive such termination. Except as otherwise provided herein, a termination pursuant to Section 10.01 shall be without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties to this Agreement; provided that if such termination shall result from the (i) willful failure of a Party to fulfill a condition to the performance of the obligations of another Party, (ii) failure to perform a covenant of this Agreement or (iii) breach by a Party hereto of any representation or warranty or agreement contained herein, such Party shall be fully liable for any and all Damages incurred or suffered by the other Parties as a result of such failure or breach.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any Party shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:

ZheJiang Aokang Shoe Co. Ltd.

Address: Aokang Industrial Park, Dongou Industrial District, Oubei Town,

Yongjia County, Zhejiang Province, PRC

Fax: +86 577 6728 8833

Email: aks@aokang.com

Addressee: Secretary to the Board of Directors

with a copy to:

King & Wood Mallesons

Address: 13/F Gloucester Tower, The Landmark, 15 Queen’s Road Central,

Central, Hong Kong

Fax: +852 34431299

Email: huangwen@hk.kwm.com

Addressee: Huang Wen

if to GSR Ventures, to:

Address: 245 Lytton Avenue, Suite 350, Palo Alto, CA 94301, USA

Tel: +1 650 331 7300

Fax: +1 650 331 7301

Attention: Allen Zhu / Siting Serena Han

Email: Allen@gsrcentures.cn / siting@gsrventures.cn

if to Ceyuan Entities, to:

Address: Maples Corporate Services Limited, Ugland House, P.O. Box 309,

Grand Cayman, KY1-1104, Cayman Islands

c/o 22nd Floor South, Beijing Kerry Centre, No.1 Guang Hua Road, Chaoyang

District, P.R.China

Attention: Yuan Chen

Telephone: +86 10 8402 8800

if to the Founder SPVs or the Founder Shareholders, to:

Address: Tower 2, Area D , Diantong Square, No. 7 Jiuxianqiao North Road,

Chaoyang District, Beijing 100015, People’s Republic of China

Attention: Alan Quji Guo / Liang Zhang / Xin (Kevin) Wen

Facsimile: +86 10 5908 0270

with a copy to:

Kirkland & Ellis

Address: 26/F Gloucester Tower, The Landmark, 15 Queen’s Road Central,

Central, Hong Kong

Attention: David Zhang

Facsimile: + 852 3761 3301

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.02. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law, unless otherwise provided for in this Agreement.

Section 11.03. Expenses. Except as otherwise provided herein, all costs and expenses (including but not limited to Taxes) incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 11.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto; except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its related parties at any time and (ii) after the Closing Date, to any Person; provided that no such transfer or assignment shall relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other Party or due to Buyer.

Section 11.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of Hong Kong.

Section 11.06. Dispute Resolution. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination and the Parties’ rights and obligations hereunder (each, a “Dispute”) shall be referred to and finally resolved by arbitration (the “Arbitration”) in the following manner:

(a) The Arbitration shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”);

(b) The Arbitration shall be procedurally governed by the HKIAC Administered Arbitration Rules as in force at the date on which the claimant party notifies the respondent party in writing (such notice, a “Notice of Arbitration”) of its intent to pursue Arbitration, which are deemed to be incorporated by reference and may be amended by this Section 11.06;

(c) The seat and venue of the Arbitration shall be Hong Kong and the language of the Arbitration shall be English;

(d) A Dispute subject to Arbitration shall be determined by a panel of three (3) arbitrators (the “Tribunal”). One (1) arbitrator shall be nominated by the claimant party (and to the extent that there is more than one claimant party, by mutual agreement among the claimant parties) and one (1) arbitrator shall be nominated by the respondent party (and to the extent that there is more than one respondent party, by mutual agreement among the respondent parties). The third arbitrator shall be jointly nominated by the claimant party’s and respondent party’s respectively nominated arbitrators and shall act as the presiding arbitrator. If the claimant party or the respondent party fails to nominate its arbitrator within thirty (30) days from the date of receipt of the Notice of Arbitration by the respondent party or the claimant and respondent parties’ nominated arbitrators fail to jointly nominate the presiding arbitrator within thirty (30) days of the nomination of the respondent-nominated arbitrator, either party to the Dispute may request the Chairperson of the HKIAC to appoint such arbitrator; and

(e) The Parties agree that all documents and evidence submitted in the Arbitration (including any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties otherwise agree in writing. The arbitral award is final and binding upon the parties to the Arbitration.

Section 11.07. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties (including the Person designated by Investor to be Buyer) and their respective successors and assigns.

Section 11.08. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

Section 11.09. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.10. Language. This Agreement shall be written in both Chinese and English. The Chinese and English languages shall have the same legal effect.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZHEJIANG AOKANG SHOES CO., LTD.

By:	/s/ Zhentao Wang
Name: Zhentao Wang Title: Authorized Signatory

GSR VENTURES III, L.P.

By	GSR VENTURES III, L.P.
Its General Partner

By:	GSR Partners III, Ltd.
Its General Partner

By:	/s/ Richard Lim
Name: Richard Lim Title: Authorized Signatory

CEYUAN VENTURES II, L.P.

By:	/s/ Bo Feng
Name: Bo Feng
Title: Authorized Signatory

CEYUAN VENTURES ADVISORS FUND II, LLC

By:	/s/ Bo Feng
Name: Bo Feng
Title: Authorized Signatory

WINCORE HOLDINGS LIMITED

By:	/s/ Alan Quji Guo
Name: Alan Quji Guo
Title: Authorized Signatory

MR. ALAN QUJI GUO

/s/ Alan Quji Guo

CLINET INVESTMENTS LIMITED

By:	/s/ Liang Zhang
Name: Liang Zhang
Title: Authorized Signatory

MR. LIANG ZHANG

/s/ Liang Zhang

VITZ HOLDINGS LIMITED

By:	/s/ Xin (Kevin) Wen
Name: Xin (Kevin) Wen
Title: Authorized Signatory

MR. XIN (KEVIN) WEN

/s/ Xin (Kevin) Wen

Schedule A

Selling Shareholder (Full Name)	Type	Current Ownership (Number)	Purchased Securities (Number)	Purchase Price (US$)
GSR Ventures III, L.P.	Ordinary Share	17,048,063	7,326,172	23,077,441.80
	ADS	105,250	—

Ceyuan Ventures II, L.P.	Ordinary Share	21,123,735	9,440,205	29,736,645.75
	ADS	557,471	—

Ceyuan Ventures Advisors Fund II, LLC	Ordinary Share	813,886	363,725	1,145,733.75
	ADS	21,479	—

Wincore Holdings Limited	Ordinary Share	9,811,231	3,129,980	9,859,437.00
	ADS	10,000	—

Clinet Investments Limited	Ordinary Share	2,542,541	—	6,017,211.90
	ADS	969,375	955,113

Vitz Holdings Limited	Ordinary Share	3,542,541	—	7,508,031.30
	ADS	1,191,751	1,191,751

Schedule B

Outgoing Directors

Liang Zhang

Bo Feng

Schedule C

Buyer Directors

Wang Zhentao

Chen Wenkui

Exhibit A

Form of Resignation and Release Letter

The Directors

LightInTheBox Holding Co., Ltd. (the “Company”)

Tower 2, Area D, Diantong Square

No. 7 Jiuxianqiao North Road

Chaoyang District, Beijing 100015

People’s Republic of China

[—], 2015

Dear Sirs

Resignation as a Director

I hereby resign as a director of the Company with effect from the date hereof.

I irrevocably confirm that I have no claims (whether under common law, contract, equity, statute or otherwise and whether actual, contingent or otherwise) against the Company, or its directors, officers, employees or shareholders in respect of loss of office as a director of the Company.

Yours faithfully

[—]

Exhibit B

Form of Instrument of Transfer

LightInTheBox Holding Co., Ltd.

(the “Company”)

[—], 2015

FOR VALUE RECEIVED,

[—] (the “Transferor”) hereby sells, assigns and transfers to:

[ZheJiang AoKang Shoes Co., Ltd., a company incorporated under the laws of the People’s Republic of China having its address at

[—]] (the “Transferee”) [—] ordinary shares of the Company of par value US$0.000067 per share.

[Signature Page to Follow]

Dated as of the date first written above

For and on behalf of

[—]

Transferor

For and on behalf of

[ZheJiang AoKang Shoes Co., Ltd.]

Transferee